Exhibit 10.7.2

THIRD AMENDMENT TO PROGRAM AGREEMENT

among

SAKS INCORPORATED

MCRAE’S, INC.

and

HSBC BANK Nevada, National Association

Dated As of

August 24, 2005

THIRD AMENDMENT TO PROGRAM AGREEMENT

This Third Amendment to Program Agreement is made and entered into as of the 24th day of August, 2005 by an among by and among Saks Incorporated (the “Company”), McRae’s Inc., an indirect wholly owned subsidiary of the Company (“McRae’s” and, together with the Company, the “Saks Companies”), and HSBC Bank Nevada, National Association (“HSBC”) with respect to that certain Program Agreement dated as of April 15, 2003, as amended (the “Agreement”), by and between HSBC and the Saks Companies.

WHEREAS, HSBC has acquired the credit portfolio of the Neiman Marcus Group, which the Saks Companies consider a direct competitor;

WHEREAS, the Company wants to maintain its arrangement with HSBC without loosing any business secrets to a competitor through HSBC;

WHEREAS, through the Agreement and a servicing arrangement the parties discuss and review many of the business plans of the Saks Companies and share other confidential information related to the Saks Companies;

WHEREAS, pursuant to this Third Amendment, the Saks Companies and HSBC desire to amend the confidentiality section of the Agreement related to the governance of how such confidential information is handled; and

NOW, THEREFORE, in consideration of the ‘mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to amend the Agreement as follows:

Added to the end of the existing Section 12.01 will be the following:

(e) HSBC will implement those practices, procedures, and business precautions necessary to prevent their employees and the employees of their subsidiaries and affiliates assigned to work on the Saks Companies accounts (such employees referred to hereinafter as the “Saks Team” and are as designated on Exhibit 12.01 (e) attached hereto) from sharing Confidential Information (as defined below) with the Neiman Marcus Group or any of their employees or employees of their subsidiaries or affiliates working on the Neiman Marcus Group accounts (the “Neiman Team”).

For purposes of this section (e), Confidential Information is defined as the following data and information specific to the Saks Companies: marketing calendars, marketing campaigns, Account data, Cardholder Information, Cardholder trends, Cardholder risk profiles, portfolio characteristics, portfolio results, sales information and servicing metrics.

HSBC agrees the implemented precautions will include requiring a signed agreement from each member of the Saks Team confirming the signor will not share

Confidential Information with the Neiman Marcus Group or the Neiman Team and that they themselves will not work on the Neiman Team in any capacity, including but not limited to overflow support. Such agreement will prohibit such members of the Saks Team from working on the Neiman Team for at least one (1) year after the date they ceased being a member of the Saks Team. Execution of such agreement by each Saks Team member will be a condition of continued participation on the Saks Team.

As members of the Saks Team change, HSBC will provide an updated Saks Team list to the Saks Companies. Any such updated list will include the name, title and position of each such Saks Team member and their duties related to the Saks Companies Accounts. The list will also include contact information for each listed person

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date first written above.

SAKS INCORPORATED

By:	/S/ CHARLES J. HANSEN
Name:	Charles Hansen
Title:	Senior Vice President

MCRAE’S INC.

By:	/S/ CHARLES J. HANSEN
Name:	Charles Hansen
Title:	Senior Vice President

HSBC BANK NEVADA, N.A.

By:	/S/ JOSEPH W. HOFF
Name:	Joseph W. Hoff
Title:	Executive Vice President